CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
TransTech Services Partners Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 5 to the Registration Statement on Form S-1 of our report dated January 23, 2007, except for Note 9B, as to which the date is February 14, 2007, and the fourth paragraph of Note 1 and Note 6, as to which the date is April 19, 2007, on the financial statements of TransTech Services Partners Inc. (a corporation in the development stage) as of December 31, 2006 and for the period from August 16, 2006 (inception) to December 31, 2006, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 20, 2007